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                                                                    Exhibit 99.2



                       CCPC HOLDING COMPANY, INC. ACQUIRES
              EKCO HOUSEWARES BUSINESS FROM CCPC ACQUISITION CORP.

         ELMIRA, N.Y., October 28, 1999 - CCPC Holding Company, Inc. today announced that it has acquired, effective October 25, the housewares business of EKCO Group, Inc. from CCPC Acquisition Corp., its parent company, in a transaction valued at approximately $254 million.

         Initially announced on October 4, the transaction excludes EKCO Group's Aspen and Woodstream businesses (pet-related and small-animal-control-related products).

         The $254 million transaction value includes third-party expenses associated with CCPC Acquisition's purchase of EKCO Group, Inc. last month, as well as certain future tax obligations of EKCO Group and long-term indebtedness of EKCO Group.

         As previously reported, CCPC Holding acquired General Housewares Corp. on October 21, for a total of approximately $159 million including assumption of debt and transaction fees.

         In order to complete the transactions, BW Holdings, LLC contributed an additional $150 million of equity to its subsidiary, CCPC Acquisition, which in turn purchased an additional $150 million of CCPC Holding common stock. In addition, Borden, Inc., an affiliate of CCPC Holding, purchased $50 million of CCPC Holding preferred stock. CCPC Holding is also seeking to amend its existing $473 million senior secured credit facilities in order to add a $125 million term loan facility to finance a portion of these acquisitions.



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         Headquartered in Elmira, N.Y., CCPC Holding includes Corning
Consumer Products Company, its largest subsidiary, which now manages the EKCO Group housewares business and General Housewares, as well as its ongoing CORNINGWARE-Registered Trademark-, CORELLE-Registered Trademark-,
REVERE-Registered Trademark-, PYREX-Registered Trademark- and
Visions-Registered Trademark- product lines.

         The key EKCO Group housewares brands are EKCO-Registered Trademark-, BAKER'S SECRET-Registered Trademark- AND FARBERWARE bakeware, AND
EKCO-Registered Trademark- kitchenware, and the key brands of General Housewares are CHICAGO CUTLERY-Registered Trademark-, OXO-Registered Trademark- kitchen tools, OLFA precision cutting tools, GRILLA
GEAR-Registered Trademark- outdoor accessories and OLO-Registered Trademark-rolling scissors.

         CCPC Holding has been an affiliate of Borden, Inc. and a member of the Borden Family of Companies since April 1998. Each member of the Borden Family of Companies is privately owned by its own management and by affiliates of the investment firm Kohlberg Kravis Roberts & Co.



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CONTACTS:

MEDIA:                                      FINANCIAL:

David T. Lanzillo                           Anthony P. Deasey
Corning Consumer Products                   Corning Consumer Products
Manager, Corporate Communication            Chief Financial Officer
(607) 377-8259                              (607) 377-8005
lanzillodt@ccpci.com